Ex 10.83
SYNTROLEUM CORPORATION
AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENT
THIS document is an amendment (the “Amendment”) to an existing restricted stock agreement dated April 24, 2007 (the “Agreement”) between Syntroleum Corporation, (“Syntroleum”) and Gary Roth (the “Grantee”) entered into pursuant to the 2005 Stock Incentive Plan (the “Plan”).
The existing terms and definitions in the Agreement and the Plan are confirmed and retained, except that the number of shares of Restricted Stock subject to the Agreement as described in Section 2 of the Agreement is adjusted and increased as described below. Additional shares of Restricted Stock shall be issued to reflect the following changes in the Agreement (the “Additional Shares”). Alternatively, new shares of Restricted Stock may be issued and the existing shares of Restricted Stock canceled in order to reflect the changes provided for in this Amendment.
1. Grant of Restricted Stock Award. Effective as of the Grant Date, pursuant to Section 8 of the Plan, the Company awarded to the Grantee a Restricted Stock Award with respect to five hundred thousand (500,000) shares of Common Stock, subject to the conditions and restrictions set forth below and in the Plan (the “Restricted Stock”). Effective as of the date of the Amendment, the grant has been increased by 1 million shares (the “Additional Shares”) to 1.5 million shares of Restricted Stock as described below.
2. Restrictions. The Restricted Stock granted to the Grantee may not be sold, assigned, transferred, pledged or otherwise encumbered from the Grant Date until the date that the Grantee obtains a vested right to the shares (and the restrictions thereon terminate) in accordance with the provisions of this Section 2. Provided that the Grantee has been in continuous service as an employee since the Grant Date as of the date the relevant portion of the shares of Restricted Stock are scheduled to vest, the Grantee shall have a vested right to a number of shares, as described below, out of the Restricted Stock grant described in Section 1, above, upon the completion of each of the following events, as certified to the Board of Directors by the Committee in its discretion:
a) upon the date of execution of definitive agreements for the provision of feedstock to and creation of a venture to construct and operate a plant of capacity to produce at least 3,000 barrels per day of sales product (the “Plant”), Grantee shall have a vested right to one hundred thousand (100,000) shares of Restricted Stock; and
b) upon the date of closing of the financing for the construction of the Plant, Grantee shall have a vested right to one hundred seventy five thousand (175,000) shares of Restricted Stock.; and

Ex 10.83
c) upon the date of the groundbreaking of the above Plant’s construction, Grantee shall have a vested right to an additional one hundred fifty thousand (150,000) shares of Restricted Stock; and
d) upon the date of completion of start-up operations and commencement of the Plant’s commercial operations, Grantee shall have a vested right to one hundred seventy five thousand (175,000) of the shares of Restricted Stock; and
e) upon the successful completion of the performance testing on the Plant described in Exhibit A of the Site License Agreement attached to the Biofining Master License Agreement between Syntroleum and Dynamic Fuels dated June 22, 2007, Grantee shall have a vested right to the remaining nine hundred thousand (900,000) shares of Restricted Stock.
IN WITNESS WHEREOF, Syntroleum, by its duly authorized officer, and Grantee have signed this Amendment to the Agreement.
SYNTROLEUM COPRPORATION

Printed Name	Robert B. Rosene, Jr.

Signature	/s/ Robert B. Rosene, Jr.

Date	11/21/08
GRANTEE

Printed Name	Gary Roth

Signature	/s/ Gary Roth

Date	11/21/08

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